EXHIBIT 99.1

Aptose Expands Senior Leadership Team

Janet Clennett, CPA, appointed Vice President, Finance

Roger Davies, B.Sc., M. Phil, joins as Vice President, Operations

SAN DIEGO and TORONTO, Oct. 25, 2021 (GLOBE NEWSWIRE) -- Aptose Biosciences Inc. (Nasdaq: APTO; TSX: APS), a clinical stage company developing highly differentiated therapeutics that target the underlying mechanisms of cancer, today announced the appointment of two key members to its management team to support the company’s finance and operations functions: Janet Clennett, CPA, has been named to Vice President, Finance; and Roger Davies, B.Sc., M. Phil, joins Aptose as Vice President, Operations.

Janet Clennett has been named to the role of Vice President, Finance at Aptose. With more than 15 years of experience in finance and accounting disciplines at publicly traded early-stage biotechnology companies, Ms. Clennett joined Aptose in 2017 as Director of Finance and she continues to oversee financial operations, including financial reporting and accounting. Her experience also includes participation in and support of multiple financing transactions and clinical programs. Prior, Ms. Clennett was Director of Finance and Acting CFO at ProMIS Neurosciences, and Controller and Chief Financial Officer at Fralex Therapeutics. She is a Chartered Professional Accountant (CPA) and a graduate of the University of Waterloo, Canada.

Roger Davies brings to Aptose more than 25 years of senior clinical project management experience, including a decade of oncology-focused experience and extensive knowledge of clinical development of both solid and hematological tumors, as well as metabolic diseases. In his role of Vice President, Operations, he assumes oversight of Aptose’s general operations, including human resources, cross-functional communications, information technology and project management. Prior, Mr. Davies was responsible for project management teams and global Phase 3 studies, as well as Phase 1 and Phase 2 clinical trials, at major CROs including IQVIA, Syneos, and ICON; and at small and large biotechnology companies, including Lexicon Pharmaceuticals, Intercept Pharmaceuticals, Celgene and Novartis. Mr. Davies has a degree in Physiology from the University of Newcastle-upon-Tyne, England, and a Master of Philosophy degree (M.Phil.) in physiology from the University of Edinburgh, Scotland.

“Janet and Roger bring vast track records in finance, operations and communications functions and expand our foundation to support Aptose’s growth and clinical expansion plans for our targeted oncology pipeline,” said William G. Rice, Ph.D., Chairman, President and Chief Executive Officer. “We are delighted to welcome them to the leadership team.”

About Aptose
Aptose Biosciences is a clinical-stage biotechnology company committed to developing personalized therapies addressing unmet medical needs in oncology, with an initial focus on hematology. The Company's small molecule cancer therapeutics pipeline includes products designed to provide single agent efficacy and to enhance the efficacy of other anti-cancer therapies and regimens without overlapping toxicities. The Company has two clinical-stage investigational products for hematologic malignancies: luxeptinib, an oral, first-in-class mutation-agnostic FLT3/BTK kinase inhibitor, is in a Phase 1a/b trial in patients with relapsed or refractory B cell malignancies, including chronic lymphocytic leukemia (CLL), small lymphocytic lymphoma (SLL) and non-Hodgkin lymphoma (NHL), who have failed or are intolerant to standard therapies, and is in a separate Phase 1a/b trial in patients with relapsed or refractory acute myeloid leukemia (AML); APTO-253, the only known clinical stage agent that directly targets the MYC oncogene and suppresses its expression, is in a Phase 1a/b clinical trial for the treatment of patients with relapsed or refractory AML or high risk myelodysplastic syndrome (MDS).

For further information, please contact:

Aptose Biosciences Inc.	LifeSci Advisors, LLC
Susan Pietropaolo	Dan Ferry, Managing Director
201-923-2049	617-535-7746
spietropaolo@aptose.com	Daniel@LifeSciAdvisors.com